For Immediate Release	Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH - February 2, 2007: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced Earnings Applicable to Common Shareholders for the year ended December 31, 2006 of $7.9 million. Earnings per common share were $1.41 for 2006 compared to $1.51 for 2005. Earnings in 2006 reflect lower electric and gas sales. The lower sales in 2006 were primarily driven by milder weather compared to 2005. Earnings in 2006 also reflect higher operating and maintenance expenses and interest costs. Partially offsetting these factors was an increase in electric distribution rates in 2006 for Unitil’s utility subsidiary in New Hampshire and increased gas delivery sales under a new contract with a large industrial customer in Massachusetts.

Earnings Applicable to Common Shareholders for the fourth quarter of 2006 was $2.7 million. Earnings per share were $0.48 in the fourth quarter of 2006, unchanged from 2005. Unitil’s dividend in 2006 was $1.38 per share, representing an unbroken record of quarterly dividend payments since trading began in Unitil’s common stock.

During the fourth quarter of 2006, the Company received final approval of a rate settlement that increased base distribution rates by about $3.1 million on an annualized basis for its electric utility operations in New Hampshire. The Company also recently received approval of a gas base rate settlement in Massachusetts for its gas distribution operations, which will phase-in rate increases of $1.2 million as of February 1, 2007, and an additional $1.0 million increase on November 1, 2007. Together these rate settlements represent an increase of about 10% on Unitil’s consolidated electric and gas distribution revenues.

“We experienced record warm weather in 2006 which negatively affected our financial results,” said Robert G. Schoenberger, Chairman, President and Chief Executive Officer of Unitil. “Given the approved increase in our electric and gas rates, and assuming normal weather, we expect to achieve a marked improvement in our core utility financial results in the coming year. We also continue to be pleased with the progress of our energy brokering business, Usource, which has built a significant book of future revenues.”

Total electric sales decreased 2.2% in 2006 compared to 2005. This decrease reflects significantly milder weather in 2006 and overall lower average monthly energy usage by customers.

Total sales of natural gas increased 8.6% in 2006 compared to 2005, primarily due to a new transportation sales contract with a large industrial customer. Absent the sales from this new contract, total gas sales were approximately 10.7% lower in 2006 compared to 2005. These lower gas sales also reflect the significantly milder winter weather in 2006. The weather in the Company’s service territories in the winter of 2006 was approximately 12% warmer than in the same period for 2005, reflecting a record warm winter heating season.

Total electric and gas sales margin decreased $1.3 million in 2006 compared to 2005. The decline in average energy usage by customers, which was primarily driven by milder weather, negatively affected total electric and gas sales margin by $1.7 million. This negative impact on electric and gas sales margin was partially offset by $0.4 million, net, primarily due to changes in electric rates in 2006 compared to 2005 and gas delivery sales under a new transportation contract with a large industrial customer.

Total Operations & Maintenance expense increased $1.2 million in 2006 compared to 2005. This increase reflects higher retiree and employee benefit costs of $0.8 million, higher salaries and compensation expenses of $0.7 million and an increase in all other operating expenses of $0.2 million, net, partially offset by lower outside services expenses and professional fees of $0.5 million.

Depreciation, Amortization, Taxes and Other decreased $2.9 million in 2006 compared to 2005, due to lower amortization on regulatory assets and lower utility plant depreciation rates resulting from the New Hampshire rate settlement, partially offset by increased depreciation on utility plant additions and higher property and payroll taxes.

Interest Expense, Net increased $1.1 million in 2006 compared to 2005 due to higher borrowings and interest rates compared to last year.

Usource, our unregulated energy brokering business, recorded revenue of $2.4 million in 2006, an increase of 23% over the comparable figure for 2005. Usource’s revenues are primarily derived from fees and charges billed to suppliers as customers take delivery of energy from these suppliers under term contracts brokered by Usource. The Company will also realize future fees estimated at the end of December 2006 of $6.0 million from executed energy supply term contracts running from 2007 through 2011.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its unregulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

The following table details total electric sales for 2006 and 2005:

kWh Sales (millions)
	Fourth Quarter			Total Year
	2006	2005	% Change	2006	2005	% Change
Residential	150.7	159.3	(5.4%)	672.2	688.3	(2.3%)
Commercial/Industrial	253.8	261.2	(2.8%)	1,079.3	1,102.1	(2.1%)

Total	404.5	420.5	(3.8%)	1,751.5	1,790.4	(2.2%)

The following table details total gas sales for 2006 and 2005:

Firm Therm Sales (millions)
	Fourth Quarter			Total Year
	2006	2005	% Change	2006	2005	% Change
Residential	2.1	2.4	(12.5%)	9.8	11.0	(10.9%)
Commercial/Industrial	4.2	3.9	7.7%	16.6	13.3	24.8%

Total	6.3	6.3	—	26.4	24.3	8.6%

Unitil Corporation

Selected Financial Information (Amounts in Millions, except Shares and Per Share Data)

	(unaudited) Three Months Ended December 31,			Twelve Months Ended December 31,
Condensed Financial Data	2006	2005	Change	2006	2005	Change
Operating Revenues	$63.6	$64.0	$(0.4)	$260.9	$232.1	$28.8

Purchased Electric and Gas Costs	46.5	47.0	(0.5)	193.5	163.4	30.1

Operation & Maintenance	5.5	6.2	(0.7)	25.7	24.5	1.2

Depreciation, Amortization, Taxes & Other	6.8	6.3	0.5	25.8	28.7	(2.9)

Operating Income	4.8	4.5	0.3	15.9	15.5	0.4

Interest Expense, Net	2.0	1.8	0.2	7.9	6.8	1.1

Other (Income) Expense	0.1	—	0.1	—	0.1	(0.1)

Net Income	2.7	2.7	—	8.0	8.6	(0.6)

Preferred Dividends	—	—	—	0.1	0.2	(0.1)

Earnings Applicable to Common Shareholders	$2.7	$2.7	$—	$7.9	$8.4	$(0.5)

Earnings Per Common Share
Earnings Applicable to Common Shareholders	$0.48	$0.48		$1.41	$1.51

Average Common Shares Outstanding	5,629,637	5,581,530		5,611,734	5,567,718

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.